EXHIBIT 16.1

SARNA & COMPANY
Certified
Public
Accountants
____________________

310 N. Westlake Blvd., Suite 270
Westlake Village, CA 91362
805-371-8900 (voice)
805-379-0140 (fax)
_________________________

December 15, 2004

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

     Re:    HOUSE OF BRUSSELS CHOCOLATES INC. (“Issuer”)

Ladies and Gentlemen:

We have read the disclosure contained in the Issuer’s Form 8-K (Item 4.01) dated December 15, 2004 to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the Issuer contained therein.

Very truly yours,

/s/ Sarna & Company
SARNA & COMPANY